UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 28, 2017

BREKFORD TRAFFIC SAFETY, INC.
(Exact name of registrant as specified in charter)

Delaware	000-52719	20-4086662
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7020 Dorsey Road
Hanover, Maryland 21076
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (410) 762-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement

On August 28, 2017 (the “Effective Time”), the merger transactions (the “Mergers”) contemplated by that certain Second Amended Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 12, 2017, by and among Novume Solutions, Inc. (the “Novume”), KeyStone Solutions, Inc. (“KSI”), Brekford Traffic Safety, Inc. (the “Company”), Brekford Merger Sub, Inc. (“Brekford Merger Sub”), and KeyStone Merger Sub, LLC (“KeyStone”), were consummated. As a result, the Company became a wholly-owned subsidiary of Novume, and Brekford Merger Sub ceased to exist. KeyStone also became a wholly-owned subsidiary of Novume, and KSI ceased to exist.

Upon completion of the Mergers, the merger consideration contemplated by the Merger Agreement was issued in accordance with the terms of the Merger Agreement. Upon the effectiveness of the Mergers, each share of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately before the Effective Time (other than those held in the treasury of the Company), ceased to exist and was converted into and became exchangeable for the right to receive 1/15th of one share of Novume’s common stock, par value $0.0001 per share (“Novume Common Stock”). At the Effective Time each option granted by the Company to purchasers of Company Common Stock which was outstanding and unexercised immediately prior to the Effective Time, was assumed by Novume and converted into an option to purchase shares of Novume Common Stock in such amounts and at such exercise prices as determined in accordance with the Merger Agreement. At the Effective Time, each outstanding warrant to purchase shares of Company Common Stock which was outstanding and unexercised immediately prior to the Effective Time was assumed by Novume and converted into a warrant to purchase shares of Novume Common Stock in such amounts and at such exercise prices as determined in accordance with the Merger Agreement.

Immediately following the Mergers, the pre-merger stockholders of KSI owned approximately 80% of the issued and outstanding capital stock of Novume on a fully-diluted basis, and the pre-merger stockholders of the Company owned approximately 20% of the issued and outstanding capital stock of Novume on a fully-diluted basis. As of August 28, 2017, there were 13,934,018 issued and outstanding shares of Novume Common Stock; 808,501 shares of Novume Common Stock issuable upon the exercise of outstanding warrants; 1,003,385 shares of Novume Common Stock issuable upon the exercise of outstanding options; and 502,327 outstanding shares of Novume’s Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share.

The foregoing information is a summary of each of the Second Amended and Restated Merger Agreement is not complete, and is qualified in its entirety by reference to the full text of the Second Amended and Restated Merger Agreement. A copy of the Second Amended and Restated Merger Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K which was filed with by the Company with the Securities and Exchange Commission on July 14, 2017 and is incorporated by reference herein.

Readers should review the Second Amended and Restated Merger Agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information in Item 1.01 is incorporated herein by reference in response to this Item 2.01.

Item 5.01 Changes in Control of the Registrant.

The information in Item 1.01 is incorporated herein by reference in response to this Item 5.01.

Item 8.01 Other Events

On August 29, 2017, the Company issued the press release annexed hereto as Exhibit 99.1. The information furnished pursuant to this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit
10.1
Second Amended and Restated Agreement and Plan of Merger, dated July 12, 2017 (previously filed as Exhibit 10.1 to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 14, 2017).

99.1	Press Release of Brekford Corporation dated August 29, 2017 (furnished herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BREKFORD CORPORATION

Date: August 29, 2017	By:	/s/ Rodney Hillman
	Name:	Rodney Hillman
	Title:	President and Chief Operating Officer

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